Sub-Item 77Q1(a)

Copies of any material amendments to the registrant's charter or bylaws:

Amended Schedule B, dated August 19, 2010, to the Declaration of Trust dated November 5, 2004, as filed with the Securities and Exchange Commission on August 23, 2010(Accession Number 0001145443-10-001892).

Amended Schedule B, dated September 30, 2010 to the Declaration of Trust dated November 5, 2004, as filed with the Securities and Exchange Commission on November 22, 2010 (Accession Number 0001145443-10-002576).

Amended Schedule B, dated November 17, 2010 to the Declaration of Trust dated November 5, 2004, as filed with the Securities and Exchange Commission on November 22, 2010 (Accession Number 0001145443-10-002576).